Exhibit 99.1

FOR IMMEDIATE RELEASE

ALTISOURCE RESIDENTIAL CORPORATION ISSUES STATEMENT
IN RESPONSE TO RESI SHAREHOLDERS GROUP

No Stockholder Action Required at This Time

CHRISTIANSTED, U.S. Virgin Islands, January 20, 2016 -- Altisource Residential Corporation ("Residential" or the “Company”) (NYSE:RESI) today confirmed that RESI Shareholders Group, a group purporting to have aggregate ownership of approximately 3% of the Company’s outstanding shares, has nominated three candidates to stand for election to the Company’s Board of Directors at the 2016 Annual Meeting of Stockholders. The Company issued the following statement:

Residential seeks to maintain open communications with its stockholders with the goal of enhancing value for all stockholders. Members of Residential’s senior management team have had discussions with representatives of RESI Shareholder Group over the past six months, and attempted to continue this dialogue as recently as January 19, 2016, in order to understand their views and recommendations. Residential was therefore disappointed that RESI Shareholder Group chose to publicly nominate directors for election at the Company’s 2016 Annual Meeting of Stockholders, despite the ongoing active dialogue between parties.

Residential’s Board and management team continue to be focused on enhancing long-term value for all stockholders by generating consistent growth and serving working class American families and their communities. As evidenced by the ongoing successful execution of Residential’s transition to a large single-family rental REIT, the Company is capitalizing on attractive standalone single-family rental economics and investing its resources in higher yielding markets in order to generate profitability and enhance long-term growth potential.

With the Company’s current rental portfolio of 2,516 homes and the strong market for its active disposition of NPLs and non-rental REOs to finance SFR asset growth, Residential is positioned to continue growing its portfolio. The Company expects to achieve significant NOI margin stabilization and improved stockholder value while supporting a sustainable dividend, with an increasing percentage of the dividend being generated by stabilized rental revenues.

The Residential Board of Directors and management team are committed to enhancing long-term value for all stockholders, and will continue to take actions to achieve this important objective. Residential’s Board is comprised of highly-qualified and proven leaders. They are active, engaged and have the expertise needed to drive success against the Company’s strategies and to build stockholder value.

Consistent with Residential’s normal practice, the Residential Board will review the proposed candidates and present details regarding its recommended slate of director nominees in the Company’s proxy statement and other materials, to be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the 2016 Annual Meeting in the ordinary course of business. Residential’s stockholders are not required to take any action at this time.

About Residential

Residential is focused on providing quality, affordable rental homes to families throughout the United States. Additional information is available at www.altisourceresi.com.

FOR FURTHER INFORMATION CONTACT:
Meaghan Repko / Jonathan Keehner / Adam Pollack
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies as well as industry and market conditions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially from these forward-looking statements may include, without limitation, our ability to implement our business strategy; our ability to make distributions to our stockholders; the impact of changes to the supply of, value of and the returns on sub-performing and non-performing loans and single-family rental properties; our ability to successfully modify or otherwise resolve sub-performing and non-performing loans; our ability to convert loans to single-family rental properties and acquire single-family rental properties generating attractive returns; our ability to predict costs; difficulties in identifying sub-performing and non-performing loans and single-family properties to acquire; our ability to effectively compete with competitors; our ability to apply the net proceeds from financings in target assets in a timely manner; changes in interest rates and the market value of the collateral underlying our sub-performing and nonperforming loan portfolios or acquired single-family properties; our ability to obtain and access financing arrangements on favorable terms, or at all; our ability to retain the exclusive engagement of Altisource Asset Management Corporation; the failure of Altisource Portfolio Solutions S.A. to effectively perform its obligations under various agreements with us; the failure of our servicers to effectively perform their servicing obligations under their servicing agreements with us; our failure to qualify or maintain qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act of 1940, as amended; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative or regulatory tax changes and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. In addition, financial risks such as liquidity and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Important Additional Information and Where to Find It
The Company intends to file a proxy statement on Schedule 14A and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2016 annual meeting of stockholders. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the 2016 proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://ir.altisourceresi.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation
The Company, its directors, its executive officers and its nominees for election as director may be deemed participants in the solicitation of proxies from stockholders in connection with the matters to be considered at the Company’s 2016 annual meeting of stockholders. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the Company’s 2016 annual meeting, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, will be set forth in the Company’s definitive proxy statement for the 2016 annual meeting of stockholders and the other relevant documents to be filed with the SEC.